		Exhibit 99(b)
HSBC Finance Corporation Household Affinity Funding Corporation III Household Affinity Credit Card Master Note Trust I, Series 2003-2

Original Class A Principal	699,000,000.00
Number of Class A Bonds (000's)	699,000.00
Original Class B Principal	39,000,000.00
Number of Class B Bonds (000's)	39,000.00
Original Class C Principal	12,000,000.00
Number of Class C Bonds (000's)	12,000.00

Distribution Date		2005 Total

CLASS A
Class A Principal Distribution		0.00
Class A Interest Distribution		15,238,200.00

CLASS B
Class B Principal Distribution		0.00
Class B Interest Distribution		978,900.00

CLASS C
Class C Principal Distribution		0.00
Class C Interest Distribution		553,140.74